Exhibit 99.1
FIRST ALBANY COMPANIES, TO BE RENAMED BROADPOINT,
ANNOUNCES ROBERT YINGLING JOINS BOARD OF DIRECTORS
NEW YORK, NY, September 27, 2007 — First Albany Companies Inc., to be renamed Broadpoint Securities Group, Inc. (the “Company”) today announced that Robert Yingling has joined the Company’s Board of Directors (the “Board”). The Board determined that Mr. Yingling is an independent director as defined in the listing standards of the NASDAQ Stock Market (the “NASDAQ”), and Mr. Yingling was also appointed to serve as an independent member and Chair of the audit committee.
Mr. Yingling was unanimously elected by the Board to fill the vacancy left by the resignation of Nicholas A. Gravante, Jr., who announced his resignation today. Mr. Yingling will also fill the vacancy on the audit committee left by the resignation of Shannon O’Brien. Mr. Gravante and Ms. O’Brien resigned in accordance with the terms of the previously announced $50 million equity investment in the Company by an affiliate of MatlinPatterson Global Opportunities Partners II., L.P.
Mr. Yingling is currently the Vice President and Chief Financial Officer of WRC Media Inc., a subsidiary of The Reader’s Digest Association, Inc. He brings to the Company over 20 years of financial management experience with such other firms as Arthur Andersen and BigStar Entertainment.
Lee Fensterstock, Chairman and Chief Executive Officer of the Company, stated, “We are very excited to have someone with Bob’s financial expertise and credentials join our Board and we look forward to his many contributions.”
With Mr. Yinglin’s appointment, the Company has three independent directors on its audit committee. After Ms. O’Brien resigned from the Board on September 21, 2007, the Company notified the NASDAQ of her resignation. On September 24, 2007, in response to the Company’s notification, the NASDAQ advised the Company by letter that, solely as a result of such resignation, the Company was not then in compliance with the requirements of NASDAQ Marketplace Rule 4350 that it have three independent directors on its audit committee. The Company has notified the NASDAQ of the election of Mr. Yingling and his appointment to the audit committee and believes it is once again in compliance with the requirements of NASDAQ Marketplace Rule 4350.
About the Company
First Albany Companies Inc. (NASDAQ: FACT), to be renamed Broadpoint Securities Group, Inc., is an independent investment bank that serves the institutional market and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through its Equities division, as well as through Broadpoint Descap, a division of Broadpoint Securities, Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. The Company maintains offices in major business and commercial markets.

Forward-Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
Contact
C. Brian Coad
Chief Financial Officer
First Albany Companies Inc.
212.273.7120
518.447.8500